Exhibit 10.3

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC

Confidential

March 25, 2020

Max Wygod

Re:	Conditional Offer of Employment

Hi Max,

This offer letter provides the key details of our conditional offer of employment to you by Medical Outcomes Research Analytics, LLC (“MOR”) with respect to the business of MOR and its subsidiaries (together with MOR, the “Company Group”).

Position	You will serve as President of MOR during your employment.
Full-Time
During your employment, you shall devote substantially all of your business time and attention to the business and affairs of the Company Group, and shall not, without the prior written consent of our Board of Managers, accept other employment or perform other services for compensation; provided, however, that you may engage in educational, charitable, political, professional and civic activities or serve as an executor, trustee or in another similar fiduciary capacity, as long as such activities do not, individually or in the aggregate, interfere with your obligations to the Company Group.

Start Date	As mutually determined.
Location
Your employment will be remote, with reasonable travel to the Company Group offices in Pennsylvania and to current and potential stakeholders as necessary in the discretion of our Board (as defined below).

Reporting	You will report to the MOR Board of Managers (our “Board”).
Base Salary	$75,000 (annualized and payable in accordance with the Company Group’s payroll practices, currently bi-weekly).
Commission
In addition to the Base Salary, you will be eligible to receive commission compensation (“Commissions”) pursuant to the terms and conditions of MOR’s sales commission plan and any future sales commission plan of its subsidiary(ies) (together, as amended, the “Commission Plan”).

Max Wygod Offer Letter
March 25, 2020

Equity
As further consideration for your employment, you will be granted Class B Units of membership interest in MOR in such amount as is specified in a Class B Unit Grant Agreement to be entered into on or about the date of this offer letter (the “Grant Agreement”).  The Class B Units are intended to be “profits interests,” and will be subject to vesting as specified in the Grant Agreement.

Employee Benefits
You will be eligible to participate in all of the Company Group’s employee benefit plans and programs for which employees of the Company Group are generally eligible, as in effect from time to time, in accordance with and subject to the terms and conditions of the applicable plan or policy; provided that you shall not be entitled to participate in any equity program, plan or policy of the Company Group other than as specifically set forth herein. The Company Group reserves the right to change, alter or terminate any of the benefit plans or programs for which employees of the Company Group are eligible, in whole or in part, in the Company Group’s sole discretion.

Paid Time Off
During your employment, you will receive 25 days of paid time off per calendar year (prorated to reflect any partial calendar year of employment), to be accrued and taken in accordance with the Company Group’s then-existing paid time off policies. Any accrued but unused paid time off remaining at the end of your employment will be forfeited, and you shall not receive payment for such accrued but unused paid time off, except as may otherwise be required by applicable law.

Expenses
The Company Group will reimburse you for all reasonable and necessary travel, entertainment and similar business expenses incurred in the course of performing your duties and responsibilities to the Company Group which are consistent with the Company Group’s policies in effect from time to time, subject to the Company Group’s requirements with respect to reporting and documentation of such expenses including travel to and from the Company Group’s offices.

Confidential

Max Wygod Offer Letter
March 25, 2020

Tax Matters
All forms of compensation referred to in this offer letter are subject to applicable withholding and other deductions required by law. However, the Company Group and you acknowledge that the Base Salary payable to you at all times that you are a member of MOR will be “determined without regard to the income of the partnership” (i.e., MOR), and will therefore be reported and deducted by the Company Group as a guaranteed payment pursuant to 26 U.S.C. § 707(c); provided that no allocation of income will be made to you as a member of MOR in respect of such compensation, pursuant to the Amended and Restated Limited Liability Company Operating Agreement of MOR, dated as of January 28, 2020 (as the same may be amended from time to time, the “Operating Agreement”), or otherwise.

Pursuant to your classification as a partner for federal income tax purposes, the Company Group shall make an additional payment to you on no less than a quarterly basis during each year during your employment in order to insure that the net after-tax proceeds that you receive as a result of the payments of Base Salary pursuant to this offer letter are equal to the net after-tax proceeds that you would have received if you were classified as an employee for federal tax purposes and such payments were treated as compensation, subject to reporting on IRS Form W-2. The amount of such additional payment shall include (1) the impact of any benefits that would be available to you on a pre-tax basis were you to be classified as an employee for federal tax purposes and are not off-set by a corresponding deduction on your personal income tax return in computing Adjusted Gross Income and (2) any additional payments under this Tax Matters section. For the avoidance of doubt, the calculations pursuant to this section shall not take into consideration any amounts that you receive as a distribution pursuant to the Operating Agreement.

At-Will Employment
Your employment with the Company Group is at-will and may be terminated at any time for any reason, with or without notice, by us or by you. However, we request that, in the event of resignation, you give the Company at least two (2) weeks’ prior notice. This letter does not represent a contract or other guarantee of employment (or the continuation of employment for any particular period).

Confidential

Max Wygod Offer Letter
March 25, 2020

Effect of Termination
In the event your employment is terminated, you shall be entitled to receive (1) the Base Salary earned for services rendered by you through the date of termination, which shall be paid on the next succeeding payroll date; (2) any unpaid expense reimbursement owed to you, which shall be paid within thirty (30) days of the date of termination; (3) any amount earned, accrued and arising from your participation in, or benefits accrued under, any Company Group employee benefit plan or program, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans and programs; and (4) Commissions, if any, earned through the date of termination as specified in the Commission Plan.  However, notwithstanding anything to the contrary in the Commission Plan, if MOR terminates your employment without Cause (as defined below), you shall also continue, following your termination, to receive Commissions for any revenues received by the Company Group on any Contract (as defined in the Commission Plan): (A) that you close on or before your date of termination or (B) that closes within 60 days after your date of termination if you had principal sales responsibility for that Contract during your employment; this payment will continue for the term applicable to respective closed Contract.  You shall not be entitled to any other salary, compensation or other benefits after termination of your employment, except as specifically provided for in the Company Group’s employee benefit plans or as otherwise expressly required by applicable law.

For purposes of this offer letter, “Cause” shall mean one or more of the following: (1) your willful misconduct, violence or threat of violence that is injurious to any member of the Company Group in any material respect or any misconduct relating to your business or personal affairs, at any time, which will demonstrably reflect negatively upon any member of the Company Group or otherwise impair or impede its operations or reputation in any material respect; (2) your breach of any material company policy of any member of the Company Group, which breach is not remedied (if susceptible to remedy) to the reasonable satisfaction of MOR following written notice by MOR detailing the specific breach and your failure to remedy the same during the thirty (30)-day period following such notice; and (3) your conviction of a felony or other crime in respect of a dishonest or fraudulent act or of moral turpitude.

Confidential

Max Wygod Offer Letter
March 25, 2020

No Conflicts
We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment or consulting services that may affect your eligibility to be employed by the Company or in any way limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and under the Proprietary Rights Agreement referred to below and you represent that such is the case.

Requirements
Our offer of employment is contingent upon you signing and returning this Offer Letter.  The Company also reserves the right to conduct background investigations and/or reference checks on all of our potential employees and, if performed, our offer may therefore be further contingent upon a clearance of such a background investigation and/or reference check.

In connection with your founding of MOR, you entered into a Founder Confidentiality and Assignment of Inventions Agreement (the “Proprietary Rights Agreement”).  You acknowledge that the Proprietary Rights Agreement will continue to govern as well as an employee of MOR.

The Company Group engages a Professional Employment Organization (the “PEO”) to administer certain functions, such as payroll, workers’ compensation insurance and employee benefits and you may be treated as being co-employed by the PEO for such purposes. You will be required, as a condition of employment, to agree to the PEO serving in such capacity and to execute, without making any changes, new hire documents required of the PEO as well as other documents related to such functions. For the avoidance of doubt, in the event that the Company Group no longer utilizes the PEO and/or the Company Group terminates its agreement with the PEO so that you are no longer co-employed by the PEO, such events shall not, in and of themselves, constitute a termination or expiration of your employment.

The grant of the Class B Units described under the Equity section above is subject to your execution and delivery of the Grant Agreement, a Joinder to the Operating Agreement and other subscription-related documents required by MOR, copies of which will be provided to you.

Confidential

Max Wygod Offer Letter
March 25, 2020

This Offer Letter, along with the other agreements referenced herein, set forth the terms of your employment with MOR and supersede any prior representations or agreements, including any representations made during your recruitment, interviews or pre-employment negotiations, whether written or verbal.

We are equally thankful for the contributions you have already made and excited for what we can accomplish together going forward!

Thank you,

By:	/s/ Adam Dublin
Adam Dublin
Co-Founder and Manager

ACKNOWLEDGED AND AGREED

By:	/s/ Max Wygod
Max Wygod

Date: March 25, 2020

Confidential